Exhibit 99.1

Blackhawk Network Proposes to Convert Class B Stock into a Single Class of Common Stock

Pleasanton, California, February 23, 2015 - Blackhawk Network Holdings, Inc. (NASDAQ: HAWK and HAWKB), a leading prepaid and payments network, announced today that its Board of Directors has authorized and will recommend that stockholders approve a proposal to eliminate its current dual-class common stock structure by converting all outstanding shares of the Company’s Class B common stock into shares of Class A common stock on a one-for-one basis and renaming the Class A common stock as “common stock.” The conversion proposal will require the affirmative vote of the holders of at least 75% of the voting power of the Class A common stock and Class B common stock voting as a single class, as well as the affirmative vote of the holders of a majority of the Class B common stock voting as a single class.

The Board of Directors has established a record date of March 26, 2015 for the Company’s annual meeting of stockholders scheduled for May 20, 2015, at which annual meeting the Company’s stockholders will consider the conversion proposal, among others.

Additional Information
Stockholders are urged to read the proxy statement regarding the proposed conversion when it becomes available because it will contain important information. Stockholders will be able to obtain a free copy of the proxy statement (when available), as well as other filings containing information about Blackhawk, without charge, at the SEC’s website at www.sec.gov and on the Investor Relations page of Blackhawk’s website located at ir.blackhawknetwork.com. Copies of the proxy statement and any filings with the SEC that will be incorporated by reference in the proxy statement also can be obtained, without charge, by directing a request to Patrick Cronin of Blackhawk Network Investor Relations, by phone to (925)226-9937; or in writing to Blackhawk Network Holdings, Inc., 6220 Stoneridge Mall Road, Pleasanton, CA 94588; or by email to investor.relations@bhnetwork.com.

The directors and executive officers of Blackhawk and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Blackhawk’s directors and executive officers is available in the proxy statement dated April 10, 2014 for the Annual Meeting of Shareholders held on May 21, 2014, which was filed with the SEC on April 10, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

About Blackhawk Network
Blackhawk Network Holdings, Inc. (NASDAQ: HAWK and HAWKB) is a leading prepaid and payments global company, which supports the program management and distribution of gift cards, prepaid telecom products and financial service products in a number of different retail, digital and incentive channels. Blackhawk’s digital platform supports prepaid across a network of digital distribution partners including retailers, financial service providers, and mobile wallets. For more information please, visit www.blackhawknetwork.com and www.giftcardmall.com.

INVESTORS/ANALYSTS:	MEDIA:
Patrick Cronin	Teri Llach
(925) 226-9973	(925) 226-9028
investor.relations@bhnetwork.com	teri.llach@bhnetwork.com